SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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                           FNB United Corp.
(Name of Registrant as Specified in Its Charter)

                                                               N/A
(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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FNB UNITED CORP.
150 South Fayetteville Street
Asheboro, North Carolina 27203

_____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 12, 2009

_____________________

Notice is hereby given that the Annual Meeting of Shareholders of FNB United Corp. (the “Corporation”) will be held at the AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina, on Tuesday, the 12th day of May, 2009, at nine-thirty o’clock a.m. for the following purposes:

1.	To elect five Class II Directors to serve for three-year terms expiring at the Annual Meeting in 2012.

2.	To approve the compensation of the Corporation’s named executive officers as determined by the Compensation Committee.

3.	To consider and act upon any other business as may come before the meeting or any adjournment thereof.

All shareholders are invited to attend the meeting.  Only those shareholders of record at the close of business on March 20, 2009, shall be entitled to notice of the meeting and to vote at the meeting.

Information relating to the activities and operations of FNB United Corp. during the fiscal year ended December 31, 2008, is contained in the Corporation’s Annual Report, which is enclosed.

By Order of the Board of Directors

R. Larry Campbell
Secretary

April 3, 2009

Whether or not you plan to attend the meeting in person, your Board of Directors urges you to mark, date, sign and return the enclosed proxy as promptly as possible or to vote by the Internet or telephone as described on the proxy form.

FNB UNITED CORP.
150 South Fayetteville Street
Asheboro, North Carolina 27203

__________________________

PROXY STATEMENT
____________________

GENERAL INFORMATION

The following information is furnished in connection with the solicitation of proxies by the Board of Directors of FNB United Corp. (the “Corporation” or “FNB United”) for use at the Annual Meeting of Shareholders to be held on May 12, 2009, at 9:30 a.m. at the AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina.  The principal executive offices of the Corporation are located at 150 South Fayetteville Street, Asheboro, North Carolina 27203 (Telephone: 336-626-8300).  This proxy statement and the enclosed form of proxy, together with the Corporation’s 2008 Annual Report, were first sent to shareholders on or about April 3, 2009.

Shareholders may vote either by completing and returning the enclosed form of proxy or through the Internet or by telephone.  Information and applicable deadlines for voting through the Internet or by telephone are set forth on the enclosed form of proxy.  Regardless of the method of voting, a shareholder may revoke a proxy before it is voted at the meeting by completing and returning a proxy form with a later date, by voting by telephone or on the Internet at a later date and prior to the close of the telephone or Internet voting facilities, by writing to the Secretary of the Corporation and stating that the shareholder is revoking an earlier proxy, or by voting in person at the meeting.  If a shareholder votes more than once, the latest vote will be counted.  The shares represented by all properly executed proxies received by the Corporation in time to be taken to the meeting will be voted; and, if a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specification.  If a specification is not made, the proxy will be voted for the proposals set forth in the Notice of Annual Meeting of Shareholders.

FNB United will pay the costs of the Annual Meeting and the solicitation of proxies.  Solicitation of proxies may be made in person or by mail or telephone by directors, officers and regular employees of the Corporation or its subsidiary, CommunityONE Bank, National Association (“CommunityONE Bank”), without additional compensation therefor.  The Corporation may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of FNB United common stock held of record by such person, and the Corporation will reimburse such forwarding expenses.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 12, 2009.

This proxy statement, the Corporation’s annual report on Form 10-K for the year ended December 31, 2008, and the Corporation’s 2008 annual report are available at http://www.cfpproxy.com/5513.

VOTING SECURITIES OUTSTANDING AND PRINCIPAL SHAREHOLDERS

Only holders of record of FNB United common stock at the close of business on March 20, 2009 (the “Record Date”), are entitled to a notice of and to vote on matters to come before the Annual Meeting or any adjournment thereof.  On the Record Date, there were 11,428,003 shares of FNB United common stock issued and outstanding.

Each share is entitled to one vote on all matters.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FNB United common stock entitled to vote is necessary to constitute a quorum.  Abstentions and broker nonvotes will be counted as present and entitled to vote for purposes of determining a quorum.

The Corporation is not aware of any holders of more than 5% of the outstanding shares of FNB United common stock as of March 20, 2009.

EXECUTIVE OFFICERS

The following table sets forth the current executive officers of FNB United and also shows their positions with CommunityONE Bank.

Name	Age	Position in FNB United	Position in CommunityONE Bank

Michael C. Miller	58	President and Chief Executive	President and Chief Executive
		Officer	Officer

R. Larry Campbell	64	Executive Vice President	Executive Vice President
		and Secretary	and Secretary

Mark A. Severson	55	Executive Vice President	Executive Vice President and
		and Treasurer	Chief Financial Officer

R. Mark Hensley	50	-------	Executive Vice President and
			Chief Banking Officer

The above officers, other than Mr. Severson, have held executive positions with FNB United or CommunityONE Bank or both for at least the past five years. Prior to joining FNB United in 2007, Mr. Severson served as chief financial officer of Camco Financial Corporation, a bank holding company based in Cambridge, Ohio, a position he held since November 2001.  He served in the same role for FCNB Corp., a bank holding company in Frederick, Maryland, from 1990 to 2001.  Officers are elected annually by the Board of Directors.

PROPOSAL 1 -- ELECTION OF DIRECTORS

The bylaws of the Corporation provide that the number of directors shall consist of not less than nine nor more than twenty-five, with the exact number of directors within such maximum and minimum limits to be fixed and determined from time to time by resolution adopted by a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof.  The Board of Directors has set the total number of directors at 15, all of whom either will be elected at the 2009 Annual Meeting or were previously elected and will remain in office after that meeting.

The Board of Directors is divided into three classes:  Class I, Class II and Class III.  In accordance with this classification, the members of Class II of the Board of Directors are to be elected at this Annual Meeting.  It is intended that the persons named in the accompanying form of proxy will vote for the five nominees listed below for directors of the Corporation in Class II unless authority so to vote is withheld.  Each nominee is at present a member of the Board of Directors.  Class II directors will serve for three-year terms expiring at the 2012 Annual Meeting, or until their successors shall be elected and shall qualify.  Directors are elected by a plurality of the votes cast.  “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.  Abstentions and broker nonvotes will not affect the election results if a quorum is present.

The following information is furnished with respect to the nominees for election as directors of the Corporation in Class II and for the directors in Classes I and III whose terms expire at the Annual Meetings occurring in 2011 and 2010, respectively.

In the event that any nominee should not be available to serve for any reason (which is not anticipated), it is intended that the persons acting under the proxy will vote for the election, in his or her stead, of such substitute nominee as may be designated by the Nominating and Corporate Governance Committee and approved by the Board of Directors of the Corporation.

The Board of Directors recommends a vote “FOR” the nominees named below:

Nominees for Class II Directors to Serve for Three-Year Terms Expiring at the Annual Meeting in 2012

		Principal Occupation	Director
Name	Age	During the Past Five Years	Since

Larry E. Brooks	68	Vice President and Accountant, Cobb Ezekiel Loy	2005
		& Co., PA (certified public accountants)

Eugene B. McLaurin, II	52	President (effective 2007), Quality Oil Company	2002
		(distributor of petroleum products); Manager of
		Industrial Business Unit (until 2007), Total Lubricants
		USA, Inc. (manufacturer of industrial lubricating oils
		and metalworking fluids)

R. Reynolds Neely, Jr.	55	Planning Director, City of Asheboro Planning	1980
		Department

Suzanne B. Rudy	54	Vice President and Corporate Treasurer, RF Micro	2008
		Devices, Inc. (supplier of radio and other systems for
		wireless communications industry)

Carl G. Yale	57	Certified Public Accountant and Partner, Hemric & Yale	2006
		(certified public accountants)

Class I Directors with Continuing Terms Expiring at the Annual Meeting in 2011

		Principal Occupation	Director
Name	Age	During the Past Five Years	Since

Jacob F. Alexander III	59	President, The Alexander Companies, Inc. (commercial	2005
		real estate development) and A & H Investments (real
		estate investments)

Darrell L. Frye	63	Vice President of Finance, Harriss & Covington	1999
		Hosiery (manufacturer of men’s and ladies’
		athletic socks)

Hal F. Huffman, Jr.	54	President, Huffman Enterprises, Inc. (Ace Hardware	2007
		of Hickory, retail hardware sales)

Lynn S. Lloyd	58	Owner and President (effective 2003), Digital Imaging and	2005
		Professional Services, LLC (digital photography and
		presentation services); Division Quality Control Manager
		(until retirement in 2002), Burlington Industries, Inc.
		(manufacturer of textile products)

J. M. Ramsay III	61	President, Elastic Therapy, Inc. (manufacturer	1989
		of medical and specialty hosiery)

Class III Directors with Continuing Terms Expiring at the Annual Meeting in 2010

		Principal Occupation	Director
Name	Age	During the Past Five Years	Since

James M. Campbell, Jr.	70	Private Investor; President and Treasurer (until retirement	1984
		in 2005), Sew Special, Inc. (manufacturer of private label
		apparel)

R. Larry Campbell	64	Executive Vice President and Secretary of FNB United	2000
		and CommunityONE Bank

Thomas A. Jordan	69	President, Michael Thomas Furniture, Inc.	1984
		(manufacturer of upholstered furniture)

H. Ray McKenney, Jr.	54	President, McKenney Family Dealerships	2006
		(automobile dealerships)

Michael C. Miller	58	President and Chief Executive Officer of FNB United	1992
		and CommunityONE Bank

CORPORATE GOVERNANCE

Director Independence

Rules of the Nasdaq Stock Market require that a majority of the Board of Directors be independent directors, as defined in Nasdaq Marketplace Rule 4200.  FNB United has reviewed the independence of each of its directors.  In conducting this review, the Corporation has considered transactions and relationships between each director, or any member of his family, and FNB United and its subsidiaries.  As a result of this review, the Board of Directors has determined that all of the directors, including those nominated for election at the annual meeting, are “independent” under the Nasdaq listing standards, with the exceptions of Michael C. Miller, President and Chief Executive Officer of FNB United and CommunityONE Bank, R. Larry Campbell, Executive Vice President and Secretary of FNB United and CommunityONE Bank, and Jacob F. Alexander III.

The Board, Committees of the Board and Meetings

The directors of the Corporation also serve on the board of directors of CommunityONE Bank.  The Corporation’s Board of Directors holds regular quarterly meetings to conduct the normal business of the Corporation and meets on other occasions when required for special circumstances.  The CommunityONE Bank board holds regular monthly meetings and may meet on other occasions as circumstances warrant.  Certain board members serve on standing committees.  Among these committees are the Audit, Compensation, and Nominating and Corporate Governance Committees, whose members and principal functions are described below.  During the fiscal year ended December 31, 2008, the Board of Directors held a total of six meetings and the CommunityONE Bank board held 15 meetings.  Each incumbent director attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which he or she served.  Directors are encouraged to attend the Annual Meeting of Shareholders.  Fourteen of the Corporation’s 15 directors attended the Corporation’s last Annual Meeting.

 Audit Committee.     The Audit Committee reviews the Corporation’s external and internal auditing systems, and monitors compliance with prescribed accounting and regulatory procedures.  It operates under a formal charter, which governs its conduct and responsibilities.  A copy of the charter is available through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com.  Among its duties, the Audit Committee is responsible for the engagement, retention and replacement of the independent auditors, approval of transactions between the Corporation and a director or executive officer unrelated to service as a director or officer, approval of nonaudit services provided by the Corporation’s independent auditor, review of the Corporation’s internal controls and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters.  Additionally, the committee reviews the audited consolidated financial statements to be included in the Corporation’s Annual Report on Form 10-K.  Dixon Hughes PLLC, the Corporation’s independent public accountants, reports directly to the Audit Committee.  Members of the committee are Directors Brooks, Frye, Neely (Chair), Rudy and Yale.  Each of the members of the committee is independent as defined by Nasdaq listing standards and the Board of Directors has determined that each of Mr. Frye and Ms. Rudy is an audit committee financial expert.  The Audit Committee met seven times during the 2008 fiscal year.

Compensation Committee.  The Compensation Committee deals in broad terms with personnel matters affecting the Corporation.  The Compensation Committee operates under a formal charter, a copy of which is available through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com.  The committee assists the Board of Directors in fulfilling its responsibilities regarding compensation of the Corporation’s executive and other senior officers and directors, oversight of the administration of the Corporation’s employee compensation and benefit plans and programs, evaluation and review of the Corporation’s management resources, evaluation of the performance of the chief executive officer, including determining and approving the chief executive officer’s compensation, and administration of the Corporation’s equity-based incentive plans, including making awards under such plans.  Members of this committee are Directors Jordan (Chair), McKenney, McLaurin, and Ramsay, each of whom is independent as defined by Nasdaq listing standards.  The Compensation Committee met five times during the 2008 fiscal year.

The Compensation Committee’s policy is to review executive officer compensation no less frequently than annually.  In consultation with senior management, the committee reviews and approves the Corporation’s compensation philosophy and oversees and monitors the Corporation’s compensation policies, plans and programs in light of that philosophy.  The committee determines and recommends to the Board of Directors the compensation of the chief executive officer and, with the recommendations of the chief executive officer, reviews and approves the total compensation for the Corporation’s other executive and senior officers.  In making these reviews and recommendations, the committee tries to ensure that senior management compensation is consistent with the Corporation’s compensation philosophy, company and personal performance, changes in market practices, changes in individual’s responsibilities, and general economic conditions.  To assist it in fulfilling its responsibilities, the Compensation Committee has the authority to retain consultants and to terminate such consultants and engage other advisors.

The Compensation Committee frequently requests the chief executive officer and senior vice president of Human Resources to be present at committee meetings to discuss executive compensation, the performance of the Corporation and of individual executive and other senior officers.  Occasionally, other executives and corporate counsel may attend committee meetings to provide pertinent financial or legal information.  Although these executives may give their insights and suggestions, the decision-making authority remains with the committee members.

Nominating and Corporate Governance Committee.  The primary purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in fulfilling its responsibilities by reviewing and making recommendations to the Board regarding the Board’s composition and structure, establishing criteria for Board membership, evaluating the corporate policies relating to the recruitment of Board members and assisting the Board in establishing and maintaining effective corporate governance policies and practices.

The committee identifies, investigates and recommends to the full Board of Directors the nominees for election as directors at the annual shareholder meetings and is responsible for filling any vacancies that may occur in the interval between annual meetings.  It operates under a formal charter, which governs its conduct and responsibilities.  The charter is available through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com.  The committee considers various factors when evaluating potential nominees, including their independence, ability to read and understand basic financial statements, expertise and business experience, character, judgment and vision.  Members of the committee are Directors J. Campbell, Huffman, Lloyd and McLaurin (Chair), each of whom is independent as defined by Nasdaq listing standards.  The Nominating and Corporate Governance Committee met four times during the 2008 fiscal year.

The committee will consider qualified candidates recommended by shareholders.  Shareholders can submit the names of qualified candidates, together with a written description of the candidate’s qualifications and appropriate biographical information, to the Nominating and Corporate Governance Committee at FNB United Corp., P.O. Box 1328, 150 South Fayetteville Street, Asheboro, North Carolina 27204.  Submissions will be forwarded to the Chair of the Nominating and Corporate Governance Committee for review and consideration.  Any shareholder desiring to recommend a director candidate for consideration at our 2010 Annual Meeting must ensure that the submission is received by the Corporation no later than December 7, 2009, to provide adequate time for the committee to consider the candidate.  The committee does not have any formal policies regarding the consideration of candidates recommended by shareholders other than any such candidate will be considered at the same time and under the same criteria used to evaluate all other candidates.

Executive Sessions.  The members of the Board of Directors who are independent within the meaning of the Nasdaq listing standards meet regularly in executive session without management present.  Although executive sessions are generally held in conjunction with a regularly scheduled Board meeting, other sessions may be called by two or more independent directors in their own discretion or at the request of the Board of Directors.

Stock Ownership

The Board strongly encourages directors to own a meaningful number of shares of FNB United common stock.  The Board has adopted a policy requiring each director to own shares of FNB United common stock having a value equal to three times the director’s annual cash retainer.  A director should own one-third or more of such shares at the time his or her service on the Board commences and acquire the remaining shares within three years thereafter.

Contacting the Board of Directors

Any shareholder who desires to contact the Board of Directors may do so by writing to James M. Campbell, Jr., Chairman, or Michael C. Miller, President and Chief Executive Officer, FNB United Corp., P.O. Box 1328, Asheboro, North Carolina 27204.  Communications received in writing are distributed to the full Board of Directors or a committee of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received.  For example, a complaint regarding compensation matters will be forwarded to the Chair of the Compensation Committee and complaints relating to accounting, internal controls or auditing matters will be forwarded to the Chair of the Audit Committee.

Codes of Ethics

FNB United has adopted a Code of Ethics for Senior Financial Officers, which is applicable to the Corporation’s chief executive officer, principal financial and accounting officer, controller and such other officers as the Audit Committee of the Board of Directors may designate from time to time.  The purposes of this code of ethics are to promote honest and ethical conduct, full and accurate disclosure in a timely and understandable manner in periodic reports filed by the Corporation, and compliance with applicable laws, and to deter wrongdoing.  A copy of the Code of Ethics for Senior Financial Officers is filed as an exhibit to the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The Corporation has also adopted a Code of Business Ethics applicable to all of the officers, directors, and employees of FNB United and its subsidiaries.  This code establishes guidelines for professional and ethical conduct in the workplace.  A copy of the Code of Business Ethics is available online through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of the compensation program of FNB United, particularly as it pertains to the individuals who served as the Corporation’s principal executive officer and principal financial officer during 2008 and the Corporation’s two other most highly compensated executive officers in 2008.  These individuals are Michael C. Miller, principal executive officer; Mark A. Severson, principal financial officer; R. Larry Campbell; and R. Mark Hensley.  They are referred to throughout this discussion as the “named executive officers.”  This discussion focuses on compensation and practices relating to FNB United’s most recently completed fiscal year.

Philosophy and Objectives

FNB United maintains that a direct link must exist between the Corporation’s financial performance and the total compensation received by its chief executive officer, executive officers and other senior officers.  Executive compensation packages reflect the Corporation’s overall financial performance, the increase in shareholder value, the success of the business unit directly affected by the executive’s performance, and the performance of the individual executive.  The Corporation adheres to a simple philosophy:  high performing people on high performing teams get high compensation.  The objectives of the Corporation’s compensation program are to:

●	Attract and retain excellent officers and employees and to reward and motivate the productivity and commitment of those officers and employees.

●	Maintain an excited and motivated workforce.

●	Help the Corporation compete successfully for employees with the mix of experiences and skills vital to its mission.

●	Set pay in consideration of similar companies and recruiting markets while also within the Corporation’s resources.

●	Be fiscally responsible.

At FNB United, compensation is comprised of several components: salary, incentive pay, benefits, and career development opportunities.  Pay is designed to recruit and retain excellent officers and employees.  Salary reflects the contribution, content, and complexity of the work.  Through the use of incentive pay, FNB United rewards excellent performance at all levels when the Corporation’s goals are met.  Incentive compensation may be paid in cash or may be equity-based.  All grants of equity, whether stock options, shares of restricted stock or other forms of stock awards, are to reflect transparently the Corporation’s financial performance.  The Corporation provides a set of core benefits, including health, disability, death and retirement benefits that are structured to be competitive with benefits offered by similar employers.

FNB United’s Board of Directors, through its Compensation Committee, is responsible for identifying performance measures that reflect the strategic direction of the Corporation and the results achieved.  It uses short- and long-term performance measures.  These measures include core earnings per share growth, core net income, return on average equity, return on average assets, the ratio of nonperforming assets to total assets, and other measures as may be determined by the Board to align executive pay and executive performance.  In particular, the Corporation’s total compensation packages for the named executive officers are intended to take into account asset size, earnings growth, and overall performance of the Corporation.  In addition and assuming that the Corporation’s performance is at expected, target levels, FNB United endeavors to provide total compensation for the named executive officers that is competitive and at approximately the median of a peer group of comparably-sized, regional community banks.

Competitive Positioning

In determining the amount of total compensation for the named executive officers, the Compensation Committee reviews competitive market data from a selected peer group of comparable, regional community banks.  Although the committee reviews individual levels of base salary, annual incentives, long-term incentives, and benefits provided by members of the peer group, it strives to target the total compensation of the named executive officers to the peer group median of total compensation to be competitive on an overall basis in the market and to emphasize performance-based compensation.  The committee may also refer to various market salary surveys for banks of similar asset size in its review of the total compensation levels for the named executive officers and other senior officers.

The peer group is comprised of 17 companies listed below (ticker symbols shown parenthetically).  These companies include banks and bank holding companies of similar size and business strategy to that of FNB United.  The Corporation and the Compensation Committee intend to review and update, if necessary, this peer group in 2009 utilizing the most current proxy information to reflect current growth and performance.

2008 Peer Group

● Ameris Bancorp (ABCB),	● Pinnacle Financial Partners, Inc. (PNFP),
Moultrie, Georgia	Nashville, Tennessee
● Cadence Financial Corporation (CADE),	● Seacrest Banking Corporation of Florida (SBCF),
Starkville, Mississippi	Stuart, Florida
● Capital Bank Corporation (CBKN),	● SCBT Financial Corporation (SCBT),
Raleigh, North Carolina	Columbia, South Carolina
● Cardinal Financial Corporation (CFNL),	● Southern Community Financial Corp. (SCMF),
McLean, Virginia	Winston-Salem, North Carolina
● Fidelity Southern Corp. (LION),	● StellarONE Corporation (STEL),
Atlanta, Georgia	Charlottesville, Virginia
● First Bancorp (FBNC),	● TIB Financial Corp (TIBB),
Troy, North Carolina	Naples, Florida
● First Community Bancshares, Inc. (FCBC),	● Union Bankshares Corporation (UBSH),
Bluefield, Virginia	Bowling Green, Virginia
● First M & F Corp (FMFC),	● Virginia Commerce Bancorp, Inc. (VCBI),
Kosciusko, Mississippi	Arlington, Virginia
● NewBridge Bancorp (NBBC),
Greensboro, North Carolina

The committee attempts to make compensation decisions consistent with the objectives and considerations described above, including, in particular, market levels of compensation it believes are necessary to attract, motivate and retain an experienced and effective management team.  Notwithstanding the Corporation’s overall competitive pay positioning objectives, compensation opportunities for specific individuals vary based on a number of factors, such as performance, scope and breadth of duties, institutional knowledge, and potential difficulty in recruiting a new executive.  Actual total compensation in any given year will vary above or below target compensation levels of the peer group based primarily on the attainment of operating goals.

Components of the Compensation Program

FNB United’s executive compensation program is comprised of four primary components.  They are: base salary, annual cash incentives, long-term incentives, and benefits.  A brief description of these four components and related programs follows.

Annual Base Salary

FNB United pays its executives base cash salaries that are designed to provide competitive levels of compensation, taking into account the individual executive’s experience, performance, responsibilities, and past and potential contributions to the Corporation.  Salaries provide a basic level of compensation that is necessary to recruit and retain executives.  Periodic increases in salaries are based primarily on judgments of merit, guided by regular appraisals of individual work performance.  The Compensation Committee reviews a number of factors, including, as appropriate in individual cases, the executives’ general managerial oversight of the Corporation, the quality of their communications with the Board of Directors, the Corporation’s achievement of established performance goals, and the Corporation’s record of compliance with regulatory requirements.  There is no specific weighting applied to the factors considered.  The Compensation Committee uses its own judgment and expertise in determining appropriate salaries within the parameters of the Corporation’s compensation philosophy.  The goal is to provide executives and management employees with an opportunity to earn compensation that is fair, reasonable and competitive with that paid by other financial institutions similar in size and other respects to FNB United.

Base salary levels are also important because FNB United generally ties the amount of cash incentive compensation and retirement benefits to an executive’s base compensation.  For example, participation in the Corporation’s annual cash incentive plan is generally denominated as a designated percentage of one’s base salary.

The Compensation Committee is responsible for recommending to the Board of Directors the base salary for the Corporation’s chief executive officer.  The committee also approves the base salaries of the remaining executive and other senior officers of the Corporation based on the recommendations of the chief executive officer.

 The Compensation Committee determined in 2008 not to approve any increases to the base salaries in effect as of January 1, 2008 of the named executive officers.  The committee placed a general freeze on all salaries at CommunityONE Bank, including those of the named executive officers, through the first six months of 2009.  Thereafter, the committee will consider salary increases in light of individual merit, CommunityONE Bank’s performance, and general economic conditions.

Annual Cash Incentive Compensation

FNB United has established an annual cash incentive compensation plan that is designed to foster achievement of the Corporation’s annual performance goals.  All employees of CommunityONE Bank are eligible to participate in the plan.  The plan provides for quarterly payments based upon the bank’s performance as measured against key performance indicators approved early each year by the Compensation Committee for that year.  These performance indicators are generally established for asset growth and deposit growth, net interest margin, non-interest income, loan quality, and operating productivity.  All CommunityONE Bank employees received 1.8% of his or her base salary under the annual cash incentive compensation plan in July 2008.

Seventeen executive and senior officers of FNB United, including the named executive officers, also participate in an executive incentive plan.  Under this plan, these officers may receive additional annual cash payments if targeted goals identified by the Compensation Committee are achieved.  The purpose of the plan is to provide more competitive rewards, as compared to FNB United’s peer group described above, for more competitive performance.  The plan will focus on achievement of specific goals related to core earnings per share growth and core net income.  Short-term incentive rewards are targeted at 25% to 33% of base salary for executive and senior officers of the Corporation.  Based on the Corporation’s performance, the Compensation Committee determined not to make any awards under the executive incentive plan for 2008.

The total cash incentives paid to the named executive officers for 2008 are shown in the Summary Compensation Table set forth under “Executive Compensation” below.

Long-Term Incentive Compensation

The Corporation believes that long-term incentives are important to focus attention on long-range objectives and future returns to shareholders.  Long-term incentive awards are equity-based and historically have taken the form of stock options and shares of restricted stock.  They are designed to align the executives’ interests with those of other shareholders, to encourage the retention of key executives, and to encourage significant stock ownership.  Awards are made under the FNB United Corp. 2003 Stock Incentive Plan.  The Corporation did not make any awards of equity-based compensation to any named executive officer in 2008.

The Compensation Committee oversees the long-term executive incentive plan for senior management and key employees, which was implemented as of January 1, 2008.  Under this plan, long-term equity awards in the form of a combination of stock-settled stock appreciation rights (SARs) and performance-vested restricted stock units may be awarded if the Corporation meets or exceeds various predetermined financial measures.  These measures include return on average assets, return on average equity, and the ratio of nonperforming assets to total assets, all as compared to the Corporation’s peer group described above.  In addition the Corporation must maintain a Tier 1 capital ratio of 7.0%.  The Corporation did not meet the requisite financial measures for awards under this plan in 2008 and consequently no awards were made.

FNB United’s policy is to make grants of equity-based compensation only at current market prices.  The exercise price of stock options is set at the closing stock price on the date of grant and no “in-the-money” options or options with exercise prices below market value on the date of grant are granted.  Similarly, SARs will be granted at fair market value and will not reflect any discount.  The Corporation does not endeavor to make restricted stock awards, stock option grants or other equity grants at a particular time of the year but does try to make the awards and grants at times when they will not be influenced by scheduled releases of information.  The Corporation believes that it minimizes the influence of its disclosures of nonpublic information on the exercise price of its equity awards by setting vesting periods at one year or longer and by selecting dates several days or weeks after it reports its financial results and well in advance of its next anticipated earnings release.  FNB United does not otherwise time or plan the release of material, nonpublic information for the purpose of affecting the value of executive compensation.

The Compensation Committee oversees the administration of, and makes awards under, the Corporation’s equity-based employee incentive plans.  The committee is responsible for recommending to the Board of Directors the equity incentive awards for the Corporation’s chief executive officer.  The committee also approves the awards for the remaining executive and other senior officers of the Corporation based on the recommendations of the chief executive officer.  The Corporation expenses stock option grants in accordance with Statement of Financial Accounting Standards No. 123R (revised 2004), “Share-Based Payment.”

Benefits

401(k) Savings Plan.  FNB United sponsors a qualified 401(k) plan to provide a tax-advantaged savings vehicle for employees, including the named executive officers.  The Corporation believes that the 401(k) plan, and its contributions to the plan, increases the range of benefits offered to executives and enhances its ability to attract and retain employees.  All regular employees are eligible to participate in the plan.  Under the terms of the plan for 2008, eligible employees were permitted to defer up to $15,500 of their eligible pay, and FNB United made a matching contribution on a dollar for dollar basis on the first 6% of eligible pay deferred by the employee under the plan.  FNB United established its limit on its matching contributions by reference to market and peer practices.  An additional discretionary employer contribution may be made each year.  Based on the Corporation’s performance, no discretionary contribution was made for 2008.  All employer contributions to the 401(k) plan, both matching amounts and discretionary service amounts, are made in cash.  The 401(k) plan is the Corporation’s primary retirement benefit plan.

Pension Plan.  The Corporation has maintained a noncontributory, qualified pension plan.  In September 2006, the Board of Directors approved a modified freeze to the plan.  Participants who were at least age 40, had earned 10 years of vesting service as an employee of FNB United and remained an active employee as of December 31, 2006, will continue to accrue benefits under the plan through December 31, 2011.  The retirement benefits of all other participants in the pension plan had their retirement benefits frozen as of December 31, 2006.  Of the named executive officers, Messrs. Miller and Campbell qualified under the grandfathering provision and are continuing to accrue benefits.

Supplemental Executive Retirement Plans.   The Corporation offers a noncontributory, nonqualified supplemental executive retirement plan (“SERP”) to ten executive and senior officers of CommunityONE Bank, including the named executive officers.  Adopted following the reduction in qualified pension plan benefits to executive and senior officers caused by limitations imposed by the Internal Revenue Code of 1986, as amended, the SERP is intended to supplement the retirement benefits available under the Corporation’s pension plan and 401(k) plan and to attract and retain key executive talent.  Annual benefits payable under the SERP are based on factors similar to those for the pension plan described above and are limited to 60% of average compensation, offset by amounts payable under the pension plan, the 401(k) plan and by 50% of Social Security benefits.  Average compensation for purposes of the SERP means the average annual compensation during the final 10 years of employment.

The SERP was reviewed and amended in 2008 to ensure that it remained competitive with similar benefits provided by the companies in FNB United’s peer group identified above.  The principal amendments included the addition of death, disability and voluntary termination benefits, increasing the early retirement age to 60 from age 55, and adding a covenant not to compete provision that prohibits a participant from competing with FNB United for two years after his or her separation of service with a vested benefit or during any time that he or she is receiving retirement or disability benefit payments under the SERP.  Also, three additional officers became participants in the SERP as of January 1, 2008, including Messrs. Severson and Campbell.

Participants in the SERP become 100% vested in their accrued benefits upon the occurrence or attainment of any of the following events: death after five or more years of service and survived by an eligible spouse; permanent and total disability; early retirement (age 60 with 10 or more years of service); normal or delayed retirement (age 65 or later with five of more years of service); change of control; involuntary termination without cause, termination by the employee for good reason, meaning substantial reduction in regular and material duties without cause; voluntary termination upon attaining age 58 with at least 10 years of service; and termination of the plan.  Termination of employment for any other reason will result in forfeiture of all SERP benefits.

In connection with the acquisition by the Corporation of Carolina Fincorp, Inc. in 2000, CommunityONE Bank assumed the obligations of Richmond Savings Bank, Inc., SSB under its Nonqualified Supplemental Retirement Plan with Mr. Campbell.  Under that plan, Mr. Campbell is entitled to a retirement benefit of $30,000 per year payable for 10 years commencing at age 65.  The plan also provides for a $300,000 death benefit payable to Mr. Campbell’s beneficiaries if his employment is terminated by his death prior to age 65.

Benefits and Perquisites

Believing that a healthy and secure workforce is best able to contribute to the Corporation’s performance, FNB United strives to provide its employees a set of core benefits, including medical, dental, disability and life insurance coverage that are competitive with those offered by comparable banks and employers.  The Corporation also believes that providing benefits that are usual and customary within its peer group assists FNB United in attracting and retaining key executive talent.  The named executive officers participate in these benefits on the same terms as other eligible employees of the Corporation.

Perquisites represent a very small part of the Corporation’s overall compensation package, and are offered only after consideration of business need.  The Compensation Committee reviews annually the perquisites and other personal benefits provided to senior management.  The primary perquisites are reimbursement of country club expenses and the exclusive use of an automobile.  Automobiles are provided to Messrs. Miller and Campbell with the Corporation paying all operating and service expenses, including automobile insurance, related to the vehicle.  Any personal use of the automobile by the executive is accounted for and reported as additional compensation to the executive.  Mr. Hensley receives a $600 automobile allowance each month, which amount is grossed up for income taxes.  The Corporation sponsors golf or country club memberships for certain senior executives who have responsibility for the entertainment of clients and prospective clients.  The Corporation also pays the expenses for the spouses of Messrs. Miller and Campbell to accompany them to the annual conventions of the American Bankers Association or the North Carolina Bankers Association or both.

Employment Agreements

CommunityONE Bank has entered into employment agreements with Michael C. Miller and R. Larry Campbell to assure their continuing services to the bank.

Effective as of December 31, 2008, the Corporation amended and restated the employment agreement with Michael C. Miller dated January 1, 2006 to bring the agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended. Under this amended agreement, Mr. Miller will continue to be employed as chief executive officer and president of the Corporation and its principal subsidiary, CommunityONE Bank.

The employment agreement has an annually renewing three-year term, unless the Corporation notifies Mr. Miller of its intent not to extend the term.  In any event, the employment agreement will not extend beyond December 31 of the year in which Mr. Miller attains age 65.  The employment agreement provides for an annual base salary, subject to annual review, in an amount not less than Mr. Miller’s base salary as of December 31, 2008, which was $350,000, participation in all of the Corporation’s compensation and other benefit plans and programs, and various perquisites, including club memberships, vacation, and use of an automobile, all as are set forth in the employment agreement.

The employment agreement provides that it may be terminated by the Corporation with cause or as a result of Mr. Miller’s death or disability.  If terminated for cause, Mr. Miller would be entitled to receive only his base salary through the date of termination and the amount of any compensation previously deferred.  If the agreement is terminated due to Mr. Miller’s death, the Corporation will pay to his designated beneficiary or legal representative his then base salary through the last day of the calendar month in which the death occurs and a prorated bonus for the year of death based on his performance during the immediately preceding year.  In the event of Mr. Miller’s disability, he would continue to receive his then annual base salary for the otherwise remaining term of the agreement, less any disability payments to him from any disability plan of the Corporation or CommunityONE Bank.  Mr. Miller may terminate the agreement without good reason upon 60 days’ notice to the Corporation.  If he does so, the Corporation may cause the termination to be effective at any time during the notice period and Mr. Miller will be entitled to receive only his base salary and the other benefits of the agreement through the date of termination.

The employment agreement provides that if Mr. Miller’s employment is terminated by the Corporation other than for cause or by Mr. Miller with good reason, then the Corporation will (a) continue Mr. Miller’s then annual salary through the end of the otherwise remaining term of the agreement, (b) pay to Mr. Miller for the year of termination and for each subsequent calendar year or partial year through the end of the then current term of the agreement an amount (prorated in the case of any partial year) equal to the average of the bonuses paid to him for the three calendar years immediately preceding the year of termination, and (c) pay to Mr. Miller the amount of any compensation previously deferred by him.  All stock options and restricted stock awards granted to Mr. Miller and outstanding at the date of termination (other than those under which vesting is performance-based or is dependent upon the satisfaction of conditions other than continued employment) will immediately and fully vest and Mr. Miller will have up to three years to exercise such outstanding options following the date of termination but not beyond their specified term.

In addition, the Corporation will continue to provide Mr. Miller with various group health, disability and life insurance benefits until the first to occur of: (i) Mr. Miller’s becoming eligible to participate as a full-time employee in the benefit plans of another employer, (ii) December 31 of the year in which Mr. Miller reaches age 65, (iii) Mr. Miller’s death, or (iv) the end of the term otherwise remaining under the agreement, provided that 19 months following termination the Corporation will no longer be obligated to pay the costs of coverage for such benefits.

If a change in control (as defined in the employment agreement) occurs and Mr. Miller’s employment is terminated by the Corporation other than for cause or by Mr. Miller with good reason within 24 months after the change in control, then Mr. Miller will be entitled, in lieu of the above severance payments, to a lump sum payment, payable on the date six months after termination of employment, equal to 2.99 multiplied by Mr. Miller’s average annual cash compensation for the five fiscal years immediately preceding the change in control.   In addition, the Corporation will continue to provide Mr. Miller with group health, disability and life insurance benefits until the first to occur of: (i) Mr. Miller’s becoming eligible to participate as a full-time employee in the plans of another employer, (ii) December 31 of the year in which Mr. Miller reaches age 65, (iii) Mr. Miller’s death, or (iv) the end of the term otherwise remaining under the agreement, provided that 19 months following termination the Corporation will no longer be obligated to pay the costs of coverage for such benefits.  The Corporation will also cause Mr. Miller to become fully vested in all plans in which he participated that do not address the effect of a change in control.  In the event that payments related to a change in control are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Corporation will provide Mr. Miller with an additional amount sufficient to enable Mr. Miller to retain the full amount of his change in control benefits as if the excise tax had not applied.

The employment agreement contains confidentiality provisions as well as provisions prohibiting Mr. Miller from competing with the Corporation or CommunityONE Bank during and for a period of time following his employment with the Corporation and CommunityONE Bank.

Effective as of December 31, 2008, CommunityONE Bank amended and restated the employment agreement with Mr. Campbell, which was originally entered into in connection with the acquisition in 2000 of Carolina Fincorp, Inc.  The agreement was amended to bring it into compliance with Section 409A of the Internal Revenue Code, to extend the term of employment, and to provide a change in control feature.  The agreement, as amended, will terminate on December 31, 2010.   The employment agreement provides that Mr. Campbell will receive an annual base salary of $180,000 with increases as determined in accordance with CommunityONE Bank’s policies and practices for employee compensation.  The employment agreement also provides that it may be terminated by CommunityONE Bank with cause or as a result of Mr. Campbell’s death or disability.  Mr. Campbell may terminate the agreement upon 60 days’ notice to CommunityONE Bank.  In the event CommunityONE Bank terminates Mr. Campbell’s employment other than by reason of death, disability or “cause,” Mr. Campbell would continue to receive his then annual base salary for the otherwise then remaining term of the employment agreement.  CommunityONE Bank would also continue to provide Mr. Campbell with various group health, disability and life insurance benefits until the earlier of (i) Mr. Campbell’s death, (ii) Mr. Campbell’s becoming eligible to participate as a full-time employee in the benefit plans of another employer, or (iii) the end of the term otherwise remaining under the agreement, provided that the CommunityONE Bank’s obligation to pay the costs of coverage for such benefits will end as of the 19th month following the employment termination.  If Mr. Campbell’s employment is terminated by reason of continued disability, he would continue to receive his then annual base salary for the otherwise then remaining term of the agreement, less any disability payments to him from any disability plan of CommunityONE Bank or FNB United.

If a change in control (as defined in the employment agreement) occurs and Mr. Campbell’s employment is terminated by CommunityONE Bank other than for cause or by Mr. Campbell with good reason in connection with or within 24 months after the change in control, then Mr. Campbell will be entitled, in lieu of the above cash severance payments, to a lump sum payment equal to twice his total cash compensation paid during the calendar year ended immediately prior to the change of control or the date of employment termination, whichever is higher.  In addition, CommunityONE Bank will continue to provide Mr. Campbell with the group health, disability and life insurance benefits described above.  CommunityONE Bank will also cause Mr. Campbell to become fully vested in all plans in which he participated that do not address the effect of a change in control.

The agreement contains confidentiality provisions as well as provisions prohibiting Mr. Campbell from competing with CommunityONE Bank during and for a period of time following his employment with CommunityONE Bank.

Change of Control Agreements

Certain senior officers of CommunityONE Bank, including the named executive officers other than Messrs. Miller and Campbell, have entered into change of control agreements with FNB United and CommunityONE Bank.  The purpose of the agreements is to secure the continued service of the officers in the event of a change of control and to provide the officers with security in such event so as to ensure their continued loyalty to maximize shareholder value as well as the continued safe and sound operation of the Corporation.  Each agreement provides that in the event of a termination of the officer’s employment in connection with, or within 24 months after, a change of control of FNB United or CommunityONE Bank, for reasons other than cause, the officer will receive a severance benefit as set forth in his or her agreement and is payable in one lump sum.  In addition, the officer may terminate his or her employment upon a change of control of the Corporation or CommunityONE Bank and receive the benefits described above if, within 24 months following a change of control, the officer is assigned duties inconsistent with his or her duties at the time of the change of control, the officer’s annual base salary is reduced below the amount in effect prior to the change of control, the officer’s benefits are reduced below their level prior to the change of control (unless benefits are reduced for all employees), or the officer is transferred to a location more than 50 miles from his or her current principal work location.  Each agreement has an initial term of three years, which will be automatically extended for an additional one-year period on each anniversary date of the agreement so that the term will again be three years unless either the Corporation, including CommunityONE Bank, or the officer elects by written notice to the other not to continue the annual renewal.  The severance benefit payable to each of Messrs. Hensley and Severson is an amount equal to twice his total cash compensation, including salary and bonus, paid during the calendar year ended immediately prior to the change of control or the date of employment termination, whichever is higher.

Director Compensation

The Compensation Committee is responsible for reviewing and evaluating, at least annually, the compensation of the Board of Directors, including the appropriate mix of cash compensation and equity compensation, and recommending any changes in Board compensation.  In developing its recommendations, the committee is guided by the following:  compensation should fairly pay directors for work required in a bank of FNB United’s size and scope; compensation should align directors’ interests with the long-term interests of shareholders; and director compensation should be simple, transparent and easily comprehensible by shareholders.

Directors who are not also employees of the Corporation or a subsidiary are paid a $750 monthly retainer and a fee of $750 for each Board meeting attended, including meetings of the board of directors of CommunityONE Bank, and receive additional fees for committee meetings attended of $500 each.  Each committee chair receives a $1,000 annual retainer.  Commencing in 2009, if the board chair is an independent director, he or she will receive an additional monthly retainer of $2,500 for serving as board chair.

Nonmanagement directors are eligible for grants of nonqualified stock options under the Corporation’s incentive stock plan.  There were no stock options granted to the directors in the 2008 fiscal year.

Tax Considerations

It is the intent of the Corporation and the Compensation Committee that all incentive payments be deductible unless maintaining such deductibility would undermine FNB United’s ability to meet its primary compensation objectives or is otherwise not in its best interests.  The Corporation also takes into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers that might have the effect of frustrating the purpose of the compensation.  There are various provisions of the Internal Revenue Code considered when making compensation decisions.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility for federal income tax purposes of compensation paid to the chief executive officer and the next four most highly compensated executive officers of the Corporation.  Under Section 162(m), compensation paid to each of these officers in excess of $1 million per year is not deductible unless it is “performance based.”  As described below under “Capital Purchase Program,” however, FNB United has agreed to lower the tax deduction limit to $500,000.  The Corporation and the Compensation Committee believe that all awards of stock options and shares of restricted stock made under its stock incentive plans are performance based.  The Compensation Committee did not consider the deductibility limits in making its compensation decisions for any of the named executive officers for the 2008 fiscal year, as the deductibility limits would not be exceeded under any circumstances.  However, the committee’s policy is to design and administer compensation programs that meet the objectives set forth above and to reward executives for corporate performance that meets established financial goals and, to the extent reasonably practicable and consistent with its other compensation objectives, to maximize the amount of compensation expense that is tax deductible by FNB United.  The adoptions of the Corporation’s stock incentive plans, the 2003 Stock Incentive Plan and the 1993 Stock Compensation Plan, were in keeping with this policy.

Sections 280G and 4999

The change in control provisions of the employment agreement of the Corporation’s chief executive officer have a tax protection in the form of a gross up payment to reimburse the chief executive officer for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement.  Code Section 4999 imposes a 20% nondeductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control.  A payment as a result of a change in control must exceed three times the executive’s base amount to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount.  The intent of the tax gross-up is to provide a benefit without a tax penalty to the Corporation’s chief executive officer if he is displaced in the event of a change in control.  The Compensation Committee believes that this tax protection for excess parachute payments for the chief executive officer is consistent with market practice, is a valuable executive talent retention incentive, and is consistent with the objectives of the Corporation’s overall executive compensation program.  Payment of the change in control and tax gross-up amounts may be limited, however, by the restrictions described under “Capital Purchase Program” below.

Section 409A

Amounts deferred under the Corporation’s nonqualified deferred compensation programs after December 31, 2004 are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established.  Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty.  FNB has amended its plans as necessary to comply fully with the final Section 409A regulations.

Capital Purchase Program

On February 13, 2009, FNB United completed the sale of $51.5 million of newly issued shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, to the United States Department of the Treasury (the “Treasury”) as part of the Corporation’s participation in the Capital Purchase Program, which was created under the Trouble Asset Relief Program of the Emergency Economic Stabilization Act of 2008.  As a result of participating in the Capital Purchase Program, FNB United adopted the Treasury’s standards for executive compensation and corporate governance.  These requirements apply to the Corporation’s senior executive officers, named above.  As a condition to closing the sale of the preferred shares and a related warrant to purchase FNB United common shares to the Treasury, the Corporation agreed to implement the following executive compensation provisions, limitations and restrictions:

•	a prohibition on incentive compensation plans and arrangements for senior executive officers that encourage unnecessary and excessive risks that threaten the value of FNB United;

•
a recovery, or “clawback,” of any bonus or incentive compensation paid (or under a legally binding obligation to be paid) to a named executive officer based on materially inaccurate financial statements or other materially inaccurate performance metric criteria;

•	a prohibition on making “golden parachute payments” to senior executive officers; and

•	an agreement not to claim a deduction, for federal income tax purposes, for compensation paid to any of the named executive officers in excess of $500,000 per year.

In connection with the Corporation’s participation in the Capital Purchase Program, each of the senior executive officers executed an agreement with FNB United, amending his employment arrangements to cause such arrangements to comply with the terms of the TARP Capital Purchase Agreement.  These agreements prohibit the Corporation from paying to a named executive officer any “golden parachute payments,” as defined by EESA, during any period in which the Treasury holds an equity or debt position in FNB United acquired under the Capital Purchase Program.

The American Recovery and Reinvestment Act of 2009 (“ARRA”), signed into law by the President of the United States on February 17, 2009, retroactively amends the executive compensation provisions applicable to participants in the Capital Purchase Program.  ARRA executive compensation standards remain in effect for Capital Purchase Program participants during the period in which any obligation arising from financial assistance provided under the Capital Purchase Program remains outstanding, excluding any period during which the Treasury holds only the warrant (the “Covered Period”).  ARRA’s executive compensation standards apply to FNB United’s named executive officers as will as certain other employees.  ARRA continues all of the same compensation and governance restrictions imposed under EESA and the Capital Purchase Program, and adds substantially to these restrictions in several areas.  The new standards include, without limitation, the following:

•
prohibitions on bonuses, retention awards and other incentive compensation, other than restricted stock grants that do not fully vest during the Covered Period, up to one-third of an employee’s total annual compensation;

•	prohibitions on “golden parachute payments” upon certain executives’ or employees’ departure from the Corporation;

•
an expanded provision for recovery, or “clawback,” of bonuses, retention awards, and incentive compensation if payment is based on materially inaccurate statements of earnings, revenues, gains or other criteria;

•	prohibitions on compensation plans that encourage manipulation of reported earnings;

•
retroactive review of bonuses, retention awards and other compensation previously provided by Capital Purchase Program participants if found by the Treasury to be inconsistent with the purposes of the program or otherwise contrary to public interest;

•	required establishment of a company-wide policy regarding “excessive or luxury expenditures;” and

•	inclusion in a participant’s proxy statements for annual shareholder meetings of a nonbinding “say on pay” proposal to allow a shareholder vote to approve executive compensation.

FNB United is carefully reviewing the ARRA executive compensation standards and will carefully review any regulations issued by the Treasury or the Securities and Exchange Commission under these standards.  FNB United will work with its named executive officers and other affected employees to take such steps as it deems necessary to comply with the ARRA standards and any implementing regulations and will adopt procedures and policies consistent with such standards and regulations.

Summary

In summary, FNB United believes that the combination of salary, cash incentives, potential for equity ownership in the Corporation, and set of benefits offered motivates the Corporation’s management team to produce strong returns for shareholders.  FNB United further believes that its compensation program permits the Corporation to operate its business effectively, appropriately rewards executives and all employees for their efforts on behalf of the Corporation, and remains focused on creating shareholder value.

Report of the Compensation Committee on the Compensation Discussion and Analysis

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management.  Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

The Corporation’s participation in the TARP Capital Purchase Program obligates it to complete an assessment of “unnecessary and excessive risk” in the compensation programs for its named executive officers within 120 days following the closing of its sale of preferred stock and the warrant to the Treasury, which occurred on February 13, 2009.  The corporation is in the process of conducting this assessment with its senior risk officer and intends to complete the assessment within the required 120-day period.

Compensation Committee

Thomas A. Jordan, Chair
H. Ray McKenney, Jr.
Eugene B. McLaurin, II
J. M. Ramsay III

EXECUTIVE COMPENSATION

This section provides information relating to the compensation paid or payable to the Corporation’s principal executive officer, principal financial officer and two other most highly compensated executive officers in 2008.  These four individuals are referred to in this section as the “named executive officers.” This section also provides information regarding the compensation paid to the directors of FNB United in 2008. Shareholders are encouraged to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, shareholders are encouraged to read this section in conjunction with the Compensation Discussion and Analysis above.

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2008, 2007 and 2006, the compensation of the named executive officers.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Comp. ($) (6)	Total ($)
Michael C. Miller Chairman and President of the Corporation and CommunityONE Bank	2008 2007 2006	350,000 325,000 300,000	na na 7,500	24,693 24,693 11,318	17,948 20,651 22,590	3,150 4,875 37,800	28,800 156,000 134,000	20,103 36,326 13,812	444,694 567,545 527,020
Michael C. Miller Chairman and President of the Corporation and CommunityONE Bank	2008 2007 2006	350,000 325,000 300,000	na na 7,500	24,693 24,693 11,318	17,948 20,651 22,590	3,150 4,875 37,800	28,800 156,000 134,000	20,103 36,326 13,812	444,694 567,545 527,020
Mark A. Severson Chief Financial Officer, Treasurer and Vice President of the Corporation and Chief Financial Officer and Executive Vice President of CommunityONE Bank (7)	2008 2007	180,000 86,769	na 10,000	na na	5,385 2,693	1,620 1,302	0 na	14,065 19,144	201,070 119,908
R. Larry Campbell Executive Vice President and Secretary of the Corporation and CommunityONE Bank	2008 2007 2006	180,000 160,039 148,333	na na 3,708	15,433 15,433 7,074	11,965 14,531 16,470	1,620 2,400 18,690	176,212 60,385 69,702	20,053 34,260 13,083	405,283 287,048 277,060
R. Mark Hensley Executive Vice President of CommunityONE Bank	2008 2007 2006	180,000 150,000 131,250	na na 3,281	15,217 15,217 6,974	11,965 13,309 14,214	1,620 2,250 16,538	0 18,400 16,000	21,340 18,258 7,510	230,142 217,434 195,767

(1)
The salaries shown in this column for 2008 were determined in 2007 and became effective on January 1, 2008.  There were no further increases to the base salaries of the named executive officers in 2008 and their salaries are frozen through the first half of 2009.

(2)
FNB United granted shares of restricted stock in July 2006 to certain employees, including certain of the named executive officers. The values in this column for 2008 represent the SFAS 123R expense recognized in 2008 by the Corporation, using the methods and assumptions described in the Corporation’s 2008 Annual Report on Form 10-K. Awards for the named executive officers were: Mr. Miller, 4,000 shares; Mr. Campbell, 2,500 shares; and Mr. Hensley, 2,500 shares. The restricted shares were awarded to Messrs. Miller and Campbell on July 19, 2006 at a grant date price of $18.52. The award for Mr. Hensley was made on July 17, 2006 with a grant date price of $18.26.  These stock awards vest and the restrictions lapse ratably in three equal installments over a three-year period.

(3)
The values in this column for 2008 reflect the SFAS 123R expense recognized in 2008 by the Corporation for outstanding stock option grants, using the methods and assumptions described in the Corporation’s 2008 Annual Report on Form 10-K. Options were granted on December 18, 2003 at an exercise price of $21.89, on December 16, 2004 at an exercise price of $19.82, and on July 9, 2007 at an exercise price of $15.85. All of these stock option grants vest and became exercisable ratably in five equal installments, beginning on the first anniversary of the grant date.  The following inputs were used in the Black-Scholes methodology for the 2003 award: expected volatility, 36.00%; risk-free interest rate, 3.50%; expected life, 6 years; expected divided yield, 2.75%. The following inputs were used in the Black-Scholes methodology for the 2004 award: expected volatility, 36.00%; risk-free interest rate, 3.80%; expected life, 6 years; expected divided yield, 2.75%.  The following inputs were used in the Black-Scholes methodology for the 2007 stock option grant: expected volatility, 26.00%; risk-free interest rate, 4.58%; expected life, 6 years; expected divided yield, 3.60%. The resulting Black-Scholes grant values for the 2003, 2004, and 2007 awards are $6.60, $5.64, and $3.39 per share, respectively. The number of shares of common stock subject to the stock option awards for the named executive officers were:

Name	2003 Award	2004 Award	2007 Award
Miller	7,500	7,500	na
Severson	na	na	7,500
Campbell	5,000	5,000	na
Hensley	5,000	5,000	na
(4)
This column represents payments made under FNB United’s annual cash incentive plan. The amounts represent 1.8% of salary paid through June 30, 2008 for each of the named executive officers who received an award for the 2008 fiscal year.  No amounts were awarded under the short-term executive incentive plan for fiscal year 2008.

(5)
This column represents the change in pension value during 2008 for each of the named executive officers. The aggregate change in the actuarial present value of the accumulated benefit for 2008 under the Corporation’s qualified pension plan is as follows: Mr. Miller, $8,700; Mr. Campbell, $55,600; and Mr. Hensley, -$1,400. The aggregate change in the actuarial present value for the Supplemental Executive Retirement Plan during 2008 for each named executive officer is as follows: Mr. Miller, $20,100; Mr. Campbell, $99,400; Mr. Severson, $0; and Mr. Hensley, -$43,400.  Under Mr. Campbell’s Nonqualified Supplemental Retirement Plan, the aggregate change in actuarial present value is $21,212.  The change in pension value shown for Mr. Campbell reflects his participation in the Corporation’s Supplemental Executive Retirement Plan, effective January 1, 2008, and the amount of the accrual necessary to fund his plan benefit.  The accrual amount is based on his length of time as a participant in the plan and projected length of service with FNB United at retirement age.

(6)	2008 All Other Compensation for the named executive officers includes the total of the following benefits and perquisites:

Name	Auto Allowance	Employer 401(k) Match	Country Club Fees	Imputed Value Split Dollar Life Insurance
Miller	1,584	13,500	5,019	na
Severson	na	10,975	3,090	na
Campbell	6,359	11,041	1,920	733
Hensley	8,857	11,032	1,450	na

(7)	Mr. Severson was hired on July 9, 2007.

Grants of Plan-Based Awards

FNB United did not grant any equity awards to any of the named executive officers in 2008.  The Corporation also did not make any awards under its short-term executive incentive plan for 2008.  Each of the named executive officers received 1.8% of his base salary through June 30, 2008 under the Corporation’s annual cash incentive compensation plan.  All employees of CommunityONE Bank are eligible to participate in this plan and received this award in July 2008.

The following table provides information about equity and non-equity awards in target dollar amounts that might have been granted to the named executive officers in 2008 had the performance goals under the short-term executive incentive plan (non-equity) and the long-term executive incentive plan (equity) been satisfied:

Name	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)	Estimated Possible Payouts Under Equity Incentive Plan Awards (2)
	Target ($)	Target ($)
Miller	115,500	52,500
Severson	59,400	27,000
Campbell	59,400	27,000
Hensley	59,400	27,000

(1)
This column represents the target dollar amounts for which the named executive officers were eligible under the Corporation’s short-term executive incentive plan for 2008.  These amounts equal 33% of base salary of each named executive officer.  No cash awards were made for 2008 performance.

(2)
This column represents the target dollar amounts for which the named executive officers were eligible under the long-term executive incentive plan for 2008.  These amounts equal 15% of base salary at target for each named executive officer.  The number of shares subject to an award is determined at the date of grant.  No equity awards were made for 2008 performance.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information on the current holdings of stock options and restricted stock awards by the named executive officers.  This table includes unexercised and unvested option awards.  Each equity grant is shown separately for each named executive officer.  The vesting schedule for each grant is shown by footnote to this table, based on the option or stock award date.  The market value of the stock awards is based on the closing market price of FNB United common stock as of December 31, 2008 (the last business day of the fiscal year), which was $3.14.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Date When Fully Vested (2)
Miller	7,500	0	14.13	12/9/2009	na	na	12/10/2004
	25,000	0	11.75	12/20/2010	na	na	12/21/2005
	7,500	0	16.15	7/22/2012	na	na	7/23/2007
	7,500	0	21.89	12/17/2013	na	na	12/18/2008
	6,000	1,500	19.82	12/15/2014	na	na	12/16/2009
	na	na	na	na	1,334	4,186	7/19/2009
Severson	1,500	6,000	15.85	7/9/2017	na	na	7/9/2012
Campbell	3,000	0	11.75	12/20/2010	na	na	12/21/2005
	7,500	0	16.15	7/22/2012	na	na	7/23/2007
	5,000	0	21.89	12/17/2013	na	na	12/18/2008
	4,000	1,000	19.82	12/15/2014	na	na	12/16/2009
	na	na	na	na	834	2,616	7/19/2009
Hensley	3,500	0	16.15	7/22/2012	na	na	7/23/2007
	5,000	0	21.89	12/17/2013	na	na	12/18/2008
	4,000	1,000	19.82	12/15/2014	na	na	12/16/2009
	na	na	na	na	834	2,616	7/17/2009

(1)
The market value of shares that have not vested are based on the closing price on December 31, 2008, of $3.14.  Dividends are paid on shares of restricted stock at the same time as dividends on the Corporation’s other outstanding shares of common stock are paid.

(2)
Stock options vest and become exercisable ratably in five equal annual installments, beginning on the first anniversary of the grant date.  Restricted stock awards vest ratably in three equal annual installments, beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information regarding the exercises of stock options by the named executive officers and the vesting of shares of restricted stock held by the named executive officers during 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Miller	na	na	1,333	9,464
Severson	na	na	na	na
Campbell	na	na	833	5,914
Hensley	na	na	833	5,839

(1)
Shares of restricted stock for Messrs. Miller and Campbell vested on July 19, 2008, at a market price of $7.10.  Shares of restricted stock for Mr. Hensley vested on July 17, 2008, at a market price of $7.01.

Pension Benefits

The table below sets forth information on the retirement benefits for the named executive officers under the FNB United Corp. Employees’ Pension Plan, the FNB United Corp. Supplemental Executive Retirement Plan (SERP), and, in the case of Mr. Campbell, the Nonqualified Supplemental Retirement Plan.  The defined benefit plans were designed to work together so that, on an aggregated basis with Social Security benefits, they would provide targeted levels of benefits to the named executive officers.  More information about these plans is provided following the table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Miller	FNB United Corp. Employees' Pension Plan	23	465,700	na
	FNB United Corp. SERP	18	355,100	na
Severson	FNB United Corp. SERP (2)	2	0	na
Campbell	FNB United Corp. Employees' Pension Plan	9	244,600	na
	FNB United Corp. SERP Nonqualified Supplemental Retirement Plan (3)	9 na (6)	282,700 204,584	na na
Hensley	FNB United Corp. Employees' Pension Plan	6	30,600	na
	FNB United Corp. SERP	8	4,000	na

(1)
Values reflect the actuarial present value of the named executive officers’ accumulated benefit under the Corporation’s pension plan and the Corporation’s supplemental executive retirement plan, computed as of December 31, 2008. The actuarial present values were determined based upon the 2008 Current Liability Mortality Table and a discount rate of 6.50%. These assumptions are consistent with those utilized in the development of the Corporation’s financial disclosures under SFAS Nos. 87, 123R and 158. The value shown for Mr. Campbell’s Nonqualified Supplemental Retirement Plan shows the accrued amount as of December 31, 2008. CommunityONE Bank funds this benefit to provide a fixed payment at retirement. Values for all calculations assume that the retirement age will be the normal retirement age as defined in the plans.

(2)	Mr. Severson became eligible for the SERP in 2008. As of December 31, 2008, the Social Security and 401(k) offsets exceeded the projected benefit under the plan.
(3)	The Nonqualified Supplemental Retirement Plan with Mr. Campbell provides for a retirement benefit of $30,000 per year payable for 10 years commencing at age 65, and is not based on years of service.

The FNB United Corp. Employees’ Pension Plan is a tax-qualified, broad-based plan that was available to all regular, full and part-time employees of CommunityONE Bank.  Prior to the modified freeze placed on the plan effective December 31, 2006 and discussed below, employees became participants on January 1 or July 1 following completion of the eligibility requirements of one year of service and attainment of age 21. The pension plan formula calculates the benefit based on final average pay (last ten consecutive plan years of compensation during all of which the participant worked), times years of service multiplied by specific percentages as shown in the formulas that follow:

The amount of annual retirement benefit payable according to the normal form of payment is calculated as the greater of (a) or (b):

(a)	1.00% of final average compensation multiplied by years of service, plus 0.65% of final average compensation less covered compensation multiplied by years of service (maximum 35 years).

(b)
December 31, 1988 accrued benefit multiplied by the ratio (not less than one) of final average compensation at termination over final average compensation at December 31, 1988, plus 1.00% of final average compensation multiplied by years of service since December 31, 1988, plus 0.65% of final average compensation less covered compensation multiplied by years of service since December 31, 1988 with a maximum of 35 years including service prior to December 31, 1988 less service to December 31, 1988. Covered compensation is the average of Social Security taxable wage base for the 35-year period ending at the participant’s Social Security retirement age.

The retirement benefit under the pension plan becomes 100% vested when participants complete five years of service. All participants become 100% vested upon attainment of their normal, early or disability retirement date. The normal retirement date for each participant is the first of the month coincident with or next following the attainment of age 65, but not earlier than the five-year anniversary of the plan participant.

The Corporation placed a modified freeze on the pension plan. Effective December 31, 2006, no new employees were eligible to enter the plan. Participants who met the requirements of a grandfathering provision will continue to accrue benefits under the pension plan through December 31, 2011. These requirements are that the participant must have been at least age 40, must have earned 10 years of vesting service as an employee of FNB United and must have remained an active employee, all as of December 31, 2006. In addition, the plan’s definition of final average compensation for the grandfathered participants was improved from a ten-year averaging period to a five-year averaging period as of January 1, 2007. The retirement benefits of all other participants in the pension plan had their retirement benefits frozen as of December 31, 2006. Of the named executive officers, Messrs. Miller and Campbell qualified under the grandfathering provision.

The Supplemental Executive Retirement Plan has a target annual benefit of 10% of final average compensation for Messrs. Miller and Hensley and a target annual benefit of 15% of final average compensation for Messrs. Campbell and Severson, plus 3% of final average compensation for each year of credit service with a maximum benefit of 60% of average earnings. The amount of the annual retirement benefit, payable as a life annuity, is calculated by taking the non-qualified plan target and subtracting the pension plan benefit, the Social Security offset, and the 401(k) offset.

The normal retirement date for the SERP is age 65. All participants are 100% vested upon attainment of their early or normal retirement age. Early retirement benefits are contingent upon the attainment of age 60 and the completion of 10 years of credited service. A participant may retire on the first day of any month following attainment of eligibility. The amount of the monthly early retirement benefit is the participant’s accrued benefit reduced to reflect the early commencement of payments. The reduction is 1/180 for each of the months by which the benefit commences prior to normal retirement date.  If the executive has reached age 60 and has completed at least 25 years of service, the reduction is 1/360 for each of the months by which the starting date for benefits precedes the executive’s normal retirement date.

Nonqualified Deferred Compensation

FNB United does not provide employees with nonqualified deferred compensation opportunities, nor does it offer nonqualified defined contribution plans.

Potential Payments upon Termination

The discussion and table below reflect the amount of compensation to which each of the named executive officers of FNB United would be entitled in the event of termination of such executive’s employment.  The amounts shown assume a termination date of December 31, 2008.  Such amounts are estimates.  They do not include compensation and benefits available to all of FNB United’s general employees on a non-discriminatory basis.  “COC” refers to a change of control event, as defined by the agreement with each officer.  All agreements and plans have been amended to be compliant with Internal Revenue Code Section 409A.  At the time of separation of service, if a named executive officer is a specified employee as defined under Section 409A, payments will be delayed for six months as necessary to remain compliant with Section 409A.  The American Recovery and Reinvestment Act of 2009 prohibits all golden parachute payments (other than payments for services performed or benefits accrued) to the named executive officers and the next five most highly compensated employees of entities, such as FNB United, that has received financial assistance under the Troubled Asset Relief Program (“TARP”) of the U.S. Department of the Treasury.  The table below shows the amounts payable under ARRA and those payable were FNB United not a TARP recipient.

Compensation and/or Benefits Payable Upon Termination	Voluntary Termination	Early Retirement	Involuntary or Good Reason Termination	Termination by FNB United Other Than for Cause or By the Executive With Good Reason After a COC	Death	Disability
Miller
2.99 Times Annual Compensation	na	na	na	1,115,394	na	na
Tax Gross-up	na	na	na	538,034	na	na
Salary	na	na	1,050,000	na	na	510,000
Cash Incentive	na	na	216,104	na	na	na
Intrinsic Value of Unvested Options (1)	na	na	na	na	na	na
Value of Unvested Restricted Stock (2)	na	4,186	4,186	4,186	na	na
SERP Benefit (3)	0	na	355,200	355,200	163,400	355,200
Health, Disability, & Life Insurance	na	na	10,407	10,407	na	na
Total	0	4,186	1,635,896	2,023,220	163,400	865,200
Total Allowable Under ARRA	0	0	0	0	163,400	355,200
Severson
Severance Benefit	na	na	na	190,649	na	Na
SERP Benefit	0	0	0	0	0	0
Total	0	0	0	190,649	0	0
Total Allowable Under ARRA	0	0	0	0	0	0
Campbell
Salary	na	na	360,000	320,078	na	144,000
Cash Incentive	na	na	63,783	44,796	na	Na
Health, Disability, & Life Insurance	na	na	8,967	8,967	na	Na
Intrinsic Value of Unvested Options	na	na	na	0	na	na
Value of Unvested Restricted Stock	na	na	na	2,616	na	na
SERP Benefit	273,200	273,200	273,200	273,200	125,700	273,200
NSRP (3)	0	0	262,823	274,769	300,000	277,772
Total	273,200	273,200	968,772	924,425	425,700	694,972
Total Allowable Under ARRA	273,200	273,200	536,023	536,023	425,700	550,972
Hensley
Severance Benefit	na	na	na	339,638	na	na
SERP	na	na	4,000	4,000	1,900	4,000
Total	na	na	4,000	343,638	1,900	4,000
Total Allowable Under ARRA	0	0	0	0	1,900	4,000

(1) All options outstanding on December 31, 2008, were underwater and had no intrinsic value.
(2) Based on the December 31, 2008, closing price of FNB United stock ($3.14).
(3) SERP and NSRP amounts provided are the present values of the benefit payment.

Voluntary Termination and Early Retirement

Under FNB United’s Supplemental Executive Retirement Plan (SERP), Mr. Campbell is eligible for a voluntary termination benefit and an early retirement benefit because he has met the voluntary termination and early retirement requirements of the plan.  No other named executive officers would receive benefits under this plan under voluntary termination and no other named executive officers were eligible for early retirement as of December 31, 2008.  The voluntary termination benefit requires that the executive have attained age 58 and completed 10 or more years of service.  Early retirement is defined as completing 10 or more years of service and attaining age 60.  Payment of either benefit may commence immediately for Mr. Campbell and may take the form of a life annuity (normal form), life annuity with a 10- or 15-year period certain, a joint and 50% (or 100%) survivor annuity, or a lump sum payment if the actuarial present value of the accumulated benefit does not exceed $10,000.

In the event a participant in the SERP who is vested in his or her benefits retires early, the Corporation has the discretion to modify the benefits payable under the SERP to that individual. For example, FNB United may choose to provide an increased SERP benefit to replace the reductions for early retirement made under both the pension plan and the SERP so that the executive receives the same total benefit that he would have been eligible for at the normal retirement date.

Upon voluntary termination following satisfaction of the requirements for early retirement under FNB United’s retirement plans, including the pension plan, Mr. Miller’s employment agreement provides that all outstanding stock options and restricted stock awards granted to him that are not performance-based or where vesting is dependent upon the satisfaction of conditions other than continued employment will immediately vest.

Involuntary or Good Reason Termination

Under Mr. Miller’s and Mr. Campbell’s employment agreements, if the Corporation terminates employment without cause, then the executive is to receive his base salary through the end of the then-current term of the agreement and an amount for the year of termination and for each year remaining in the term equal to the average bonuses paid to him under the Corporation’s annual cash incentive plan and executive plan for the three calendar years prior to the year of termination (prorated in the case of any partial year).  Each executive is entitled to continuation of group health, disability and life insurance benefits or he may elect, if eligible, to participate in the Corporation’s postretirement medical and life insurance benefits plan.  The Corporation will reimburse the executive for the costs of continuation coverage or postretirement plan premiums until the earlier of (a) the end of the otherwise remaining term of the agreement, (b) the date in which the executive is eligible to participate as a full-time employee in a group health, disability or life insurance plan of another employer, (c) December 31 of the year he reaches age 65 (not applicable for Mr. Campbell), and (d) death, provided that the Corporation’s obligation to reimburse the executive will end as of the nineteenth month following employment termination.  The table assumes 18 months of continuation coverage for health, disability and life insurance benefits are paid.  Mr. Miller’s employment agreement provides that all outstanding stock options and restricted stock awards granted to him that are not performance-based or where vesting is dependent upon the satisfaction of conditions other than continued employment will immediately vest.  In addition, Mr. Miller would be entitled to these benefits if he terminates his employment with good reason.

Upon involuntary termination without cause or voluntary termination for good reason, Messrs. Miller, Campbell and Hensley are eligible for a SERP benefit, payable in a lump sum following separation from service.  The SERP defines good reason as a substantial reduction of the participant’s regular and material duties of his job.  Under his Nonqualified Supplemental Retirement Plan, Mr. Campbell would receive the accrued benefit in monthly payments for 10 years starting at the later of the date of termination or his normal retirement date, age 65.

Termination by FNB United Other Than For Cause or by the Executive for Good Reason After a Change of Control

Mr. Miller’s employment agreement provides for enhanced benefits if his employment is terminated either by the Corporation without cause or by Mr. Miller for good reason within 24 months following a change in control. Those benefits include a cash payment in an amount equal to 2.99 times Mr. Miller’s average annual cash compensation for the five fiscal years immediately preceding the change in control, and the same health, disability and life insurance benefits and for the same period as described under “Involuntary or Good Reason Termination.”  The table assumes 18 months of these benefits.  He is eligible for a SERP benefit.  Payment of the SERP benefit may commence on the earlier of the officer’s early retirement date or normal retirement date and may take the form of a life annuity (normal form), life annuity with a 10- or 15-year period certain, a joint and 50% (or 100%) survivor annuity, or a lump sum payment if the actuarial present value of the accumulated benefit does not exceed $10,000.  All of his outstanding stock options and restricted stock awards granted to him that are not performance-based or where vesting is dependent upon the satisfaction of conditions other than continued employment will immediately vest.  Mr. Miller is also entitled to a tax “gross-up” payment in the event any of the foregoing benefits subject Mr. Miller to the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code.

Mr. Campbell’s employment agreement provides for a severance benefit in the event of termination of his employment in connection with, or within 24 months after, a change of control for reasons other than cause, death, or disability or by the officer for good reason.  Mr. Campbell will receive his total cash compensation, including salary and bonus, paid during the calendar year ended immediately prior to the change of control or termination, whichever is higher.  He is entitled to the same health, disability and life insurance benefits and for the same period as described under “Involuntary or Good Reason Termination.”  The table assumes 18 months of continuation coverage for these benefits.  All of his outstanding stock options and restricted stock awards will immediately vest.  The benefit under his Nonqualified Supplemental Retirement Plan will immediately vest.  He is eligible for a payment under the SERP, which is the same as described under “Voluntary Termination and Early Retirement.”  Payments shown in the table above are reduced to the maximum amount that may be paid under Internal Revenue Code Section 280G without triggering excise taxes (if applicable).

The change of control agreements for Messrs. Hensley and Severson provide, in the event of a termination of employment in connection with, or within 24 months after, a change of control for reasons other than cause, or by the officer for good reason, each officer will receive a severance benefit.  Each of these two executives would be entitled to a benefit equal to two times his total cash compensation (salary and bonus) for the fiscal year immediately prior to the year in which the change of control or the termination occurred, whichever is higher.  Mr. Hensley is also eligible for a SERP benefit, which may be paid in a lump sum because the actuarial present value of the accumulated benefit is less than $10,000.

Death

Mr. Miller’s employment agreement provides for a prorated bonus for the year of death that he would otherwise have received.  Because no bonuses were paid for 2008, the amount shown in the table is zero.  Mr. Campbell’s Nonqualified Supplemental Retirement Plan provides a death benefit of $300,000 if he dies before age 65.  Under the SERP, the spouses of Miller, Campbell and Hensley would receive a lifetime survivor annuity.  For Mr. Campbell, this benefit would start 30 days after death.  For Messrs. Miller and Hensley, the benefit would commence on the date such officer would have attained age 65.

Disability

Mr. Miller’s employment agreement provides that if his employment terminates due to disability, he is to receive his base salary, less any disability insurance payments paid to him on a policy maintained for his benefit by the Corporation, through the end of the then-current term of the agreement.  Per Mr. Campbell’s employment agreement, if his employment terminates due to disability, he is to receive his base salary, less any disability insurance payments paid to him on a policy maintained for his benefit by the Corporation, through the end of the then-current term of the agreement.  Mr. Campbell’s Nonqualified Supplemental Retirement Plan provides a disability benefit of $30,000 per year until age 65 (with the normal retirement benefit paid thereafter).  Under the SERP, Messrs. Miller, Campbell and Hensley would be eligible for a benefit payable starting at the normal retirement date (age 65) or actual retirement, if earlier.

Termination for Cause

If FNB United terminates any of the named executive officers for cause, FNB United shall have no obligations to the executive after the date of termination.

2003 Stock Incentive Plan

Under the 2003 Stock Incentive Plan, the vesting of equity does not automatically accelerate under any termination events.  No equity acceleration is assumed unless the acceleration is specified in the officer’s employment or change of control agreement.  However, notwithstanding any other provision of the plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Corporation or leave of absence approved by the Corporation, or in the event of hardship or other special circumstances, of a participant who holds an option that is not immediately and fully exercisable or any restricted shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, the Compensation Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Corporation, including waiving or modifying any limitation or requirement with respect to any award under the plan.

Nonmanagement Directors’ Compensation

The following table sets forth the compensation paid to the Corporation’s nonmanagement directors for fiscal 2008.  Directors who are not also employees of the Corporation or a subsidiary are paid an annual retainer of $9,000 and $750 for each Board meeting they attend, including meetings of the CommunityONE Bank board.  They receive additional fees for committee meetings attended of $500 each.  Each committee chair receives a $1,000 annual retainer.  Commencing in 2009, the independent board chair will receive an additional monthly retainer of $2,500 for serving as board chair.

Nonmanagement directors are eligible for grants of nonqualified stock options and shares of restricted under the Corporation’s incentive stock plan.  There were no stock options granted to the directors in the 2008 fiscal year.  FNB United does not provide any non-equity incentive compensation to the directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	Total ($)
Jacob F. Alexander	28,250	na	28,250
Larry E. Brooks	26,250	na	26,250
James M. Campbell, Jr.	31,250	5,983	37,233
Darrell L. Frye	26,750	5,983	32,733
Hal F. Huffman, Jr.	23,000	na	23,000
Thomas A. Jordan	27,250	5,983	33,233
Lynn S. Lloyd	30,250	na	30,250
H. Ray McKenney	30,750	na	30,750
Eugene B. McLaurin II	25,000	5,983	30,983
R. Reynolds Neely, Jr.	26,750	5,983	32,733
J. M. Ramsay III	28,750	5,983	34,733
Suzanne B. Rudy	26,000	na	26,000
Carl G. Yale	25,750	na	25,750

(1)
The amounts in this column reflect the Corporation’s SFAS 123R expense recognized in 2008 for outstanding stock option grants, using the methods and assumptions described in the Corporation’s 2008 Annual Report on Form 10-K. Options were granted on December 18, 2003 at an exercise price of $21.89 and on December 16, 2004 at an exercise price of $19.82. The following inputs were used in the Black-Scholes methodology for the 2003 award: expected volatility, 36.00%; risk-free interest rate, 3.50%; expected life, 6 years; expected divided yield, 2.75%. The following inputs were used in the Black-Scholes methodology for the 2004 award: expected volatility, 36.00%; risk-free interest rate, 3.80%; expected life, 6 years; expected divided yield, 2.75%. The resulting Black-Scholes grant values for the 2003 and 2004 awards are $6.60 and $5.64 per share, respectively.  In 2003, options for 2,500 shares were granted to each of Messrs. J. Campbell, Frye, Jordan, McLaurin, Neely, and Ramsay.  In 2004, options for 2,500 shares were granted to each of Messrs. J. Campbell, Frye, Jordan, McLaurin, Neely, and Ramsay.

(2)	Aggregate Number of Option Awards Outstanding at Fiscal Year End: Mr. J. Campbell, 7,500; Mr. Frye, 7,500; Mr. Jordan, 7,500; Mr. McLaurin, 5,000; Mr. Neely, 7,500; and Mr. Ramsay, 5,500.

EQUITY COMPENSATION PLAN INFORMATION

 The following table sets forth information on outstanding equity awards under the Corporation’s equity compensation plans as of December 31, 2008.

Number of
	Number of		Securities
	Securities to Be	Weighted-Average	R emaining
	Issued upon	Exercise	Available for
Plan Category	Exercise	Price	Future Issuance (1)

Equity Compensation Plans
approved by Shareholders (2)	692,835	$16.65	802,534

Equity Compensation Plans Not
Approved by Shareholders (3)	---	---	---

Total	692,835	$16.65	802,534

(1)	The number of securities remaining available for issuance at December 31, 2008, excludes the number of securities to be issued upon exercise of outstanding options.
(2)
Under equity compensation plans approved by shareholders at December 31, 2008, securities to be exercised under outstanding stock options amounted to 662,612 with a weighted-average exercise price of $16.65.  Additionally, there were 30,223 shares of non-vested restricted stock with a weighted-average grant date fair value of $16,60.

(3)	There were no equity compensation plans at December 31, 2008, that had not been approved by shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of the Corporation or any of its subsidiaries or performs services for the Corporation or its subsidiaries other than as a director.

BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain of the directors and officers of the Corporation and its subsidiaries and companies with which they are affiliated were customers of and borrowers from CommunityONE Bank in the ordinary course of business in 2007.  Similar banking transactions are expected to take place in the future.  In the opinion of management, all outstanding loans and commitments included in such transactions were made substantially on the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with other customers and did not involve more than normal risk of collectibility or contain other unfavorable features.

Mr. Alexander holds a 50% membership interest in SBJA, LLC, which, until November 2008, leased real property to CommunityONE Bank for a two-story regional and branch office building in Salisbury, North Carolina.  SBJA, LLC sold the property to an unrelated third party and CommunityONE Bank entered into a new lease with that third party in November 2008.  The terminated lease with SBJA, LLC had a 15-year term and called for annual aggregate lease payments of approximately $296,000 per year.  In December 2008, SBJA, LLC purchased real property from CommunityONE Bank for $701,000.  This property adjoins the real property in Salisbury, North Carolina, that SBJA, LLC had leased to CommunityONE Bank prior to its sale in November 2008.

     The Corporation recognizes that related party transactions can present actual or potential conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of FNB United.  Therefore, the Board of Directors has adopted a “Regulation O Policy,” which it applies not only to extensions of credit to executive officers, directors and principal shareholders but also is guided by that policy with respect to any transaction involving an insider.  Under the policy, any actual or potential conflict of interest regarding insiders must be promptly disclosed to the Board of Directors for consideration, whether the conflict is intended or unintended.  The Board retains final authority to approve any transaction with an insider.  The involved insider is required to abstain from the Board’s approval process with respect to any transaction in which the insider may obtain any direct or indirect benefit.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth as of March 20, 2009, certain information with respect to the beneficial ownership of FNB United common stock by directors, by the named executive officers and by directors and executive officers as a group.

	Amount and Nature of	Percent
Name	Beneficial Ownership (1) (2)	of Class

Jacob F. Alexander	4,751	*
Larry E. Brooks	21,626	*
James M. Campbell, Jr.	89,194	*
R. Larry Campbell	80,285 (3)	*
Darrell L. Frye	15,300	*
R. Mark Hensley	16,097	*
Hal F. Huffman, Jr.	44,588	*
Thomas A. Jordan	59,122	*
Lynn S. Lloyd	26,344	*
H. Ray McKenney, Jr.	91,399	*
Eugene B. McLaurin, II	17,749	*
Michael C. Miller	122,113 (4)	1.06%
R. Reynolds Neely, Jr.	161,160 (5)	1.41%
J. M. Ramsay III	88,743	*
Suzanne B. Rudy	1,400	*
Mark A. Severson	11,587	*
Carl G. Yale	19,000	*

Directors and executive officers	870,457 (3)(4)(5)	7.51%
as a group (17 persons)
____________________

*      Less than one percent.

(1)
Includes shares held by directors’ and executive officers’ immediate families, including spouse and/or children residing in same household.  Does not include 1,000 shares owned by the Ferree Educational and Welfare Fund, of which Mr. Miller is a trustee and treasurer.

(2)
Includes shares subject to stock options exercisable as of March 20, 2009 or within 60 days thereafter for Mr. J. Campbell (13,500 shares), Mr. R. Campbell (19,500 shares), Mr. Frye (13,500 shares), Mr. Jordan (13,500 shares), Mr. McKenney (5,287 shares), Mr. McLaurin (4,500 shares), Mr. Miller (53,500 shares), Mr. Neely (13,500 shares), Mr. Ramsay (5,000 shares), Mr. Hensley (12,500 shares), Mr. Severson (1,500 shares) and all directors and executive officers as a group (155,787 shares).  With respect to executive officers, also includes shares allocated to such persons’ individual accounts under the Corporation’s 401(k) plan as follows:  Mr. Miller (8,783 shares), Mr. R. Campbell (5,638 shares), Mr. Hensley (1,097 shares) and Mr. Severson (1,500 shares).  Further with respect to executive officers, also included shares of restricted stock that are not fully vested as follows: Mr. R. Campbell (834 shares), Mr. Hensley (834 shares), and Mr. Miller (1,334 shares). These individuals have voting power over these restricted shares.

(3)	22,000 of these shares are pledged to Silverton Bank to secure a loan made to Mr. Campbell.

(4)	39,440 of these shares are pledged to Silverton Bank to secure a loan made to Mr. Miller.

(5)
Includes 70,143 shares held of record by the estate of Mr. Neely’s mother, Stella H. Neely, and over which Mr. Neely and his sister have joint voting and dispository control as co-executors.  All of these 70,143 shares are pledged to CommunityONE Bank to secure a loan made to the Stella H. Neely Estate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Corporation’s directors, its executive officers, and any persons holding more than 10 percent of the Corporation’s stock are required to report their ownership of the Corporation’s stock and any changes in that ownership to the Securities and Exchange Commission.  Specific due dates for these reports have been established and the Corporation is required to report in this proxy statement any failure to file by these dates during 2008.  All of these filing requirements were satisfied by its directors and executive officers except that Mr. Jordan filed a Form 4 after its due date.  In making these statements, the Corporation has relied on the written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Dixon Hughes PLLC independent auditors for the Corporation for the 2009 fiscal year.  A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting of Shareholders.  The representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions, including those relating to the 2008 audit of the Corporation’s financial statements.

Disclosure of Auditor Fees

The following is a summary of the fees billed or expected to be billed to the Corporation by Dixon Hughes PLLC for professional services rendered for the fiscal years ended December 31, 2008 and 2007:

Fee Category	2008	2007

Audit Fees	$542,587	337,127
Audit-Related Fees	54,247	31,309
Tax Fees	39,000	60,160
All Other Fees	6,950	10,519

Total Fees	$642,784	$439,115

Audit Fees.  This category consists of fees billed and expected to be billed for professional services rendered for the audit of our annual financial statements, the audit of internal control over financial reporting as of December 31, 2008 as required by Section 404 of the Sarbanes-Oxley Act of 2002, and reviews of our interim financial statements.

Audit-Related Fees.  This category consists of fees billed for services that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under “Audit Fees.”  During 2008 and 2007, these fees consisted of the audit of our benefit plans, routine accounting consultations and accounting consultations related to merger transactions.

Tax Fees.  This category consists of fees billed for professional services for tax compliance, tax advice and, during 2008 and 2007, tax consultations related to merger specific issues.

All Other Fees.  This category consists of fees for professional services other than the services reported above.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures for the preapproval of audit, audit-related, tax and other services for the purpose of maintaining the independence of our independent auditors.  Under the policy, the Audit Committee is required to review and approve, on an annual basis, all audit services, as well as pre-approve non-audit services that may be performed by the independent auditors.  The Audit Committee has preapproved unspecified non-audit services that will not exceed $20,000.  Management is required to inform the Audit Committee of the engagement of a firm for such services at the committee’s next regularly scheduled meeting following the engagement.  Management is required to obtain specific preapproval from the committee for any engagement for non-audited services over $20,000.  Preapproval responsibility for certain activities may be delegated to a subcommittee comprised of two or more members of the Audit Committee.  Any such subcommittee must report any preapproval decisions to the Audit Committee at its next scheduled meeting.

During fiscal year 2008, the Audit Committee preapproved all services provided by the independent auditors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Corporation's Board of Directors is comprised of five directors who are not officers or employees of the Corporation.  All current members of the Committee are independent for purposes of the Nasdaq listing standards and the Sarbanes-Oxley Act of 2002.  In accordance with its written charter, the Audit Committee fulfills its oversight responsibilities by reviewing the financial information that will be provided to the shareholders of the Corporation and others, the systems of internal controls established by management and the Board of Directors, and the audit process.  The Audit Committee is directly responsible for appointing, compensating and overseeing the work of the Corporation’s independent auditors.  The Audit Committee meets with the Corporation’s internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Corporation as of and for the year ended December 31, 2008 with management and Dixon Hughes PLLC, the Corporation’s independent accountants.  The Audit Committee also discussed with the Corporation’s independent auditors all matters required by standards of the Public Company Accounting Oversight Board (PCAOB), including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee obtained from the independent auditors the written disclosures and a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with PCAOB Rule 3526 “Communication with Audit Committees Concerning Independence.”

The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.  The Audit Committee also determined that the provision of the other non-audit services described under “Independent Auditors – Disclosure of Audit Fees” by Dixon Hughes PLLC to the Corporation is compatible with maintaining Dixon Hughes’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Corporation’s audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Audit Committee

R. Reynolds Neely, Jr., Chair
Larry E. Brooks
Darrell L. Frye
Suzanne B. Rudy
Carl G. Yale

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, the President of the United States signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”).  In addition to a wide variety of programs intended to stimulate the economy, ARRA revised section 111(e) of the Emergency Economic Stabilization Act of 2008 to impose significant new requirements and restrictions relating to the compensation arrangements of financial institutions that received government funds through the U.S. Department of the Treasury’s Troubled Asset Relief Program (“TARP”), including institutions like FNB United that participated in the Capital Purchase Program under TARP prior to the enactment of ARRA.  These requirements and restrictions apply until a participant repays the financial assistance received through TARP.  One of the new requirements is that a recipient of TARP funds must permit, at a shareholders’ meeting at which directors are to be elected, a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.  These proposals are commonly referred to as “say on pay” proposals.

This proposal gives the shareholders of FNB United the opportunity to endorse or not endorse the Corporation’s executive pay program through the following resolution:

RESOLVED, that the shareholders approve the compensation of the Corporation’s executives, as described under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in this proxy statement for the Corporation’s 2009 Annual Meeting.

Because the vote of the shareholders on this proposal is advisory, it will not be binding upon the Board of Directors and it will not overrule or override any decisions made by the Board of Directors relating to executive compensation.  The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.  FNB United believes that its compensation policies and procedures are reasonable, effective and appropriate and that the compensation paid to its named executive officers for 2008 and the potential payouts to those officers as severance or in change-of-control situations are reasonable and not excessive.  As described under “Compensation Discussion and Analysis,” FNB United believes that its executive compensation arrangements appropriately reward executives and align the interests of the executives with those of its shareholders.

Approval of the proposal requires the affirmative vote of a majority of the shares of FNB United common stock voted on the proposal at the Annual Meeting. Abstentions and broker non-votes will not count as votes on either proposal and will not affect the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the Corporation’s executives.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Secretary of FNB United Corp., 150 South Fayetteville Street, P.O. Box 1328, Asheboro, North Carolina 27204, no later than December 7, 2009 for inclusion in the Corporation’s proxy statement and form of proxy relating to such meeting.  If a shareholder notifies the Corporation any later than February 18, 2010 of an intent to present a proposal at the next Annual Meeting of Shareholders, the Corporation will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials related to such meeting.

DELIVERY OF PROXY MATERIALS

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying upon rules of the Securities and Exchange Commission that permit us to deliver only one proxy statement and annual report to multiple shareholders who share an address unless we received contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at:  Secretary, FNB United Corp., 150 South Fayetteville Street, P.O. Box 1328, Asheboro, North Carolina 27204, or by telephoning us at (336) 626-8300.  If your shares are held in the name of a bank, broker, or other nominee and you wish to receive separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, please contact the bank, broker or other nominee.
OTHER MATTERS

There is no business other than as set forth, so far as now known, to be presented for action by the shareholders at the meeting.  It is intended that the proxies will be exercised by the persons named therein upon matters that may properly come before the meeting or any adjournment thereof, in accordance with the recommendations of management.

By Order of the Board of Directors

R. Larry Campbell
Secretary

April 3, 2009

PROXY CARD
FNB UNITED CORP.
150 South Fayetteville Street
Asheboro, North Carolina 27203

Proxy for Annual Meeting of Shareholders — May 12, 2009
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Darrell L. Frye and H. Ray McKenney, Jr., or either of them, proxies with full power of substitution to vote all shares of FNB United Corp. standing in the name of the undersigned at the above Annual Meeting of Shareholders to be held at AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina, at 9:30 a.m. (local time) on May 12, 2009, and all adjournments thereof. The shares represented by this proxy will be voted as instructed by you. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE
VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

Ä           FOLD AND DETACH HERE            Ä

FNB UNITED CORP. — ANNUAL MEETING, MAY 12, 2009

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:
http://www.cfpproxy.com/5513

You can vote in one of three ways:

1.	Call toll free 1-866-353-7841 on a Touch-Tone Phone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
or

2.	Via the Internet at https://www.proxyvotenow.com/fnbn and follow the instructions.
or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

5513

REVOCABLE PROXY
FNB United Corp.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	Annual Meeting of Shareholders May 12, 2009
	For	Withhold All	For All Except		For	Against	Abstain
1. ELECTION OF DIRECTORS:
CLASS II DIRECTORS TO SERVE FOR THREE-YEAR TERMS EXPIRING IN 2012:
(1) Larry E. Brooks, (2) Eugene B. McLaurin, II, (3) R. Reynolds Neely, Jr., (4) Suzanne B. Rudy, (5) Carl G. Yale

	☐	☐	☐	2. APPROVAL OF THE COMPENSATION OF THE CORPORATION’S EXECUTIVES.	☐	☐	☐

				Mark here if you plan to attend the meeting			☐
				Mark here for address change and note change			☐

The Board of Directors recommends a vote “For” all the Proposals. The proxy will be voted accordingly unless otherwise specified. The proxies will vote in their discretion on such other matters as may properly come before the meeting and at any adjournment of the meeting.

Please be sure to date and sign this proxy card in the box below.	Date			When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.
Sign above				PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) HEREON.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
Ã                                                                                                             Ã
PROXY VOTING INSTRUCTIONS
Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 12, 2009. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 12, 2009. 1-866-353-7841	Vote by Internet anytime prior to 3 a.m., May 12, 2009 go to https://www.proxyvotenow.com/fnbn

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS:	http://www.cfpproxy.com/5513

Your vote is important!